UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 20, 2015

Chiasma, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-37500	76-0722250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Wells Avenue, Suite 102 Newton, MA	02459
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (866) 637-9703

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 20, 2015 Chiasma, Inc. (the “Company”) as Subtenant entered into an agreement to take an occupational lease from Cimpress USA Incorporated (f/k/a Vistaprint USA, Incorporated) (the “SubLandlord,” and such agreement, the “Sublease”) in respect of approximately 24,000 square feet of office space located at 275 Wyman Street in Waltham, Massachusetts (the “Premises”).

The term of the Sublease will commence on the later of (i) March 15, 2016 and (ii) the date on which the SubLandlord has substantially completed certain agreed-upon modifications to the Premises and has delivered exclusive possession of the Premises to the Company. The term of the Sublease is seven years.

The estimated initial annual basic rent for the Premises is approximately $0.5 million, and will increase to approximately $1.0 million per year thereafter. The Company will also be obligated to pay certain costs and expenses related to the Premises, including its proportionate share of utilities and real estate taxes in excess of base year amounts. The Company has posted a customary letter of credit in the amount of approximately $0.5 million as a security deposit under the Sublease, subject to reduction during the term of the agreement.

The SubLandlord has committed to perform substantial improvements to the Premises subject to a SubLandlord provided improvement allowance of approximately $1.9 million.

The foregoing is a brief description of certain of the terms of the Sublease, does not purport to be complete and is qualified in its entirety by reference to the Sublease that will be filed as an exhibit to our annual report on Form 10-K for the year ending December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 25, 2015	Chiasma, Inc.

	By:	/s/ Mark J. Fitzpatrick
Mark J. Fitzpatrick
Chief Financial Officer, Treasurer and Secretary